Exhibit 99.1

Arrow Electronics Acquires the Altimate Group

-- Increases scale in ECS Europe --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--April 3, 2012--Arrow Electronics, Inc. (NYSE:ARW) announced today that the company has signed a definitive agreement to acquire the ALTIMATE Group (“ALTIMATE”), a subsidiary of DCC plc. ALTIMATE is a European value-added distributor of enterprise and midrange computing products, services, and solutions.

ALTIMATE offers a comprehensive portfolio of hardware, storage, data management, security, and infrastructure solutions and services. The company operates in eight countries across Europe including France, Benelux, Iberia, and the United Kingdom and has a network of approximately 2,500 value-added resellers and system integrators.

“We are excited about the opportunities ALTIMATE brings to Arrow. This acquisition complements our existing portfolio of value-added services and enterprise solution offerings while further strengthening our relationships with critical suppliers throughout the EMEA region,” said Andrew S. Bryant, president, Arrow global enterprise computing solutions.

Headquartered in Vélizy-Villacoublay, France, ALTIMATE has approximately 250 employees. The company’s sales for the fiscal year ended March 31, 2011 were $298 million. The acquisition is subject to regulatory approval and is expected to close in the next 90 days.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and
Chief Financial Officer
or
John Hourigan, 303-824-4586
Director, Corporate Communications